Exhibit 99.19

In vivo effects of ibrutinib on the migration of chronic lymphocytic leukemia cells differ between patients and reduce the ability of the bone marrow microenvironment to attract the tumor cells.

Sarah E. M. Herman1, Jade Jones1, Rashida Mustafa1, Mohammed Farooqui1, and Adrian Wiestner1

1Hematology Branch, National Heart, Lung and Blood Institute, National Institutes of Health, Bethesda, MD

Characters: 3579 of 3800

The Bruton’s tyrosine kinase inhibitor ibrutinib has recently been shown to be well tolerated, and to induce objective clinical responses in the majority of patients, irrespective of adverse prognostic markers (Byrd et al., NEJM 2013).  Despite the demonstrated clinical activity, ibrutinib also leads to a transient lymphocytosis that is thought to reflect a redistribution of cells from tissue compartments into the peripheral blood.  The mechanisms contributing to this lymphocytosis are not well understood.  To date, two groups have demonstrated that in vitro treatment with ibrutinib inhibits migration of CLL cells in chemokine gradients (de Rooji et al., Blood 2012 and Ponader et al., Blood 2012).  Here we sought to assess the in vivo effect of ibrutinib on cellular migration.  To validate our assay we first treated CLL cells with 1uM ibrutinib for 1 hour in vitro and measured migration of CLL cells to a mix of SDF-1 (at 200ng/mL) and CCL19 (at 100ng/mL), two chemo-attractants known to induce migration of CLL cells.  Migration was assayed in a dual chamber system separated by a membrane with 5µm pores after 3 hours of incubation.  Confirming published data we found a significant reduction in the migration index (ratio of migration to chemokines divided by migration to media alone) of ibrutinib treated cells compared to untreated cells (mean reduction 24%; P = 0.04).  Next, we analyzed the migration of CLL cells obtained from patients (n = 9) enrolled on a clinical trial with single agent ibrutinib that were sampled pre-treatment and after 4 weeks on drug.  We observed highly variable responses; in about half of the patients treated cells showed increased migration, while in the other half there was decreased migration to the SDF-1/CCL19 mix.  Interestingly, patients showing a decrease in migration on treatment often had del17p but there was no difference in regards to IGHV mutation status and no correlation to the degree of lymphocytosis observed in the patient.  T-cell migration was not affected by ibrutinib.  In order to extend the analysis to a mix of chemo-attractants that the tumor cells may encounter in vivo we used the supernatant harvested from bone marrow aspirates and found that it efficiently induced migration of CLL cells in the dual chamber assay (mean fold increase 5.2 compared to control). Comparing CLL cells from patients sampled pre-treatment to those obtained on treatment day 28 we again found the same mixed effects of ibrutinib on the ability of CLL cells to migrate to bone marrow plasma as we had observed with the SDF-1/CCL19 mix.  Thus, direct inhibition of CLL cell migration can account for only a subset of patients with treatment-induced lymphocytosis.  Given reports that ibrutinib can inhibit cytokine and chemokine secretion from CLL cells and T-cells (Ponader et al., Blood, 2012; Herman et al., Blood, 2011), we hypothesized that ibrutinib treatment might change the content of chemo-attractants in the bone marrow We therefore compared the ability of the bone marrow plasma obtained pre-treatment and after 2 months on ibrutinib to attract CLL cells (these cells were obtained from the peripheral blood pre-treatment from the same patient donating the marrow).  We found that in 4/4 patients evaluated there was a significant reduction in the migration of CLL cells to the on-treatment bone marrow plasma compared to the matching pre-treatment sample (mean decrease 20%; P < 0.05).

In conclusion, migration of CLL cells from patients on ibrutinib can be inhibited or increased, with most del17p patients showing decreased migration.  Intriguingly, these patients tend to have slower resolution of the treatment induced lymphocytosis, raising the question whether inhibition of homing to tissue sites could affect the time to resolution of the lymphocytosis.  In addition, we provide evidence that bone marrow plasma on ibrutinib therapy has a reduced capacity to attract CLL cells, suggesting that ibrutinib may alter the composition of the bone marrow microenvironment.

This work was supported by the Intramural Research Program of NHLBI, NIH. We thank our patients for donating blood and tissue samples to make this research possible.  We acknowledge Pharmacyclics for providing study drug.